Exhibit 5.1

October 22, 2025

Iveda Solutions, Inc.

1744 S. Val Vista, Suite 213

Mesa, AZ 85204

Re: Registration Statement on Form S-3 of Iveda Solutions, Inc.

Ladies and Gentlemen:

Please be advised that this firm is counsel to Iveda Solutions, Inc., a Delaware corporation (the “Company”). We have acted as counsel to the Company in connection with the preparation and filing of a registration statement (the “Registration Statement”) with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) pertaining to the registration for resale of an aggregate of up to 1,296,876 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”) by the selling stockholders (the “Selling Stockholders”), consisting of up to (a) 625,000 shares of Common Stock that are issuable upon exercise of warrants at $3.44 per warrant with a five year term (the “Series A Warrants”) purchased pursuant to an offering dated September 4, 2024 (the “September 2024 Offering”), (b) 625,000 shares of Common Stock that are issuable upon exercise of warrants at $3.44 per warrant with a 18 month term (the “Series B Warrants”) purchased pursuant to the September 2024 Offering, and (c) 46,876 shares of Common Stock that are issuable upon exercise of warrants at $4.30 per warrant that were issued to the placement agent designees pursuant to an Engagement Agreement, as amended and described herein (the “Engagement Agreement”), for the September 2024 Offering.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Stock, when issued upon the exercise of the underlying Warrants and upon the Company’s receipt of payment of the applicable exercise prices, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

In our capacity as counsel to the Company in connection with the matters referred to above, we have also examined copies of the following: (i) the Certificate of Incorporation of the Company, the By-laws of the Company, and records of certain of the Company’s corporate proceedings as reflected in its minute books; (ii) the Registration Statement, in the form filed with the Commission through the date hereof; and (iii) we have also examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

This opinion is rendered solely for your benefit and may not be relied upon by any person or entity other than the addressee hereof. Without our prior written consent, except in a legal proceeding regarding the contents hereof, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

Very truly yours,

LUCOSKY BROOKMAN LLP

/s/ Lucosky Brookman LLP